April 28 , 2016

TearLab Corporation

9980 Huennekens St., Suite 100

San Diego, California 92121

RE: Registration Statement on Form S-1 (Reg. No. 333-210326)

Ladies and Gentlemen:

We have acted as counsel to TearLab Corporation, a Delaware corporation (the “Company”), in connection with the filing of registration statement on Form S-1 (Reg. No. 333-210326) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed issuance and sale by the Company (the “Offering”) of up to $15,000,000 of: (i) Class A Units consisting of one share of its common stock, par value $0.001 per share (“Shares”), a Series A warrant to purchase Common Stock in accordance with its terms (the “Series A Warrants”) and (ii) Class B Units consisting of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) and Series A Warrants based on the number of Shares into which Series A Preferred Stock is convertible. The Securities are being sold pursuant to a Placement Agent Agreement, (the “Placement Agent Agreement”), between the Company and the placement agent named therein.

The Shares, Series A Preferred Stock, and Series A Warrants are, collectively, referred to herein as the “Securities”.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) the certificates representing the Securities will be duly executed and delivered.

We have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

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The opinions expressed below are limited to the laws of the State of New York and the Delaware General Corporation Law.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

Based upon and subject to the foregoing, we are of the opinion (i) the Shares have been duly authorized and, when issued and delivered pursuant to the Placement Agent Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, (ii) the Series A Preferred Stock has been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the Placement Agent Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, (iii) provided that the Series A Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Series A Warrants, when issued and sold pursuant to the Placement Agent Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (iv ) the Shares issuable upon the conversion of the Series A Preferred Stock have been duly authorized for issuance and, when issued in accordance with the provisions of Series A Preferred Stock and the Certificate of Designation, will be validly issued, fully paid and non-assessable, (v) the Class A Units, when issued and sold pursuant to the Placement Agent Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (vi) the Class B Units, when issued and sold pursuant to the Placement Agent Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is given to you solely for use in connection with the offer and sale of the Securities while the Registration Statement is in effect and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati